                                                                      Exhibit 11

                               CRYSTAL OIL COMPANY

           COMPUTATION OF INCOME (LOSS) PER COMMON SHARE (In Thousands
                       Except Share and Per Share Amounts)
                                   (Unaudited)


                                                  Three Months Ended                          Six Months Ended
                                                         June 30                                   June 30
                                            ---------------------------------          --------------------------------
                                                1998                  1997                 1998                 1997
                                            -----------           -----------          -----------          -----------
Earnings (loss) per common share
  Net income (loss)                         $      (224)          $       495          $       371          $     1,309
                                            ===========           ===========          ===========          ===========

  Weighted average of common
    shares outstanding                        2,668,122             2,665,622            2,668,122            2,665,622
                                            ===========           ===========          ===========          ===========

Earnings (loss) per common share $                 (.08)          $       .19          $       .14          $       .49
                                            ===========           ===========          ===========          ===========


Earnings (loss) per common share -
  Assuming dilution
  Income (loss) from operations             $      (224)          $       495          $       371          $     1,309
  Adjustments to income (loss)
    (net of income tax)                              --                    --                   --                   --
                                            -----------           -----------          -----------          -----------
  Adjusted net income (loss)                $      (224)          $       495          $       371          $     1,309
                                            ===========           ===========          ===========          ===========

  Weighted average of common
    and common equivalent
    shares:
      Outstanding                             2,668,122             2,665,622            2,668,122            2,665,622
      Assuming conversion or
        exercise of:
          Stock options, net
            of treasury shares                   39,979                27,954               39,979               27,823
          Senior preferred
            stock                                33,274                33,274               33,274               33,274
                                            -----------           -----------          -----------          -----------
                                              2,741,375             2,726,850            2,741,375            2,726,719
                                            ===========           ===========          ===========          ===========

Earnings (loss) per common share -
  Assuming dilution                         $      (.08)          $       .18          $       .14          $       .48
                                            ===========           ===========          ===========          ===========
